Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Phio Pharmaceuticals Corp.

King of Prussia, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-224799, 333-227173, 333-227617, 333-233584, 333-234032, 333-238204, 333-239779, 333-271521, 333-272526, 333-276146, 333-279511 and 333-281052), Form S-8 (Nos. 333-274787, 333-251670, 333-236784, 333-230547, 333-227013, 333-215871, 333-215870, 333-189522, 333-189521,  333-183633 and 333-290186) and Form S-3 (Nos. 333-279557, 333-256100, 333-252588, 333-289621 and 333-291667) of Phio Pharmaceuticals Corp. (the Company), of our report dated March 31, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

March 5, 2026